Exhibit 99
     PRESS RELEASE

FOR IMMEDIATE RELEASE:	April 18, 2008
For Further Information:	Mark S. Allio, Chairman, President and CEO
Phone: 330.576.1334
Fax: 330.666.7959
CENTRAL FEDERAL CORPORATION ANNOUNCES EARNINGS
FOR THE 1st QUARTER OF 2008
•	Net income increased 46% and totaled $124,000, or $.03 per diluted share, for the quarter ended March 31, 2008, compared to $85,000 or $.02 per diluted share, for the prior year quarter.

•	Net interest income increased 13% during the 1st quarter of 2008 compared to the prior year quarter.
Fairlawn, Ohio — April 18, 2008 — Central Federal Corporation (Nasdaq: CFBK) announced net income for the 1st quarter of 2008 of $124,000, or $.03 per diluted share, compared to net income of $85,000, or $.02 per diluted share, in the 1st quarter of 2007.
Net interest income
Net interest income increased $242,000, to $2.0 million, during the quarter ended March 31, 2008 compared to $1.8 million for the quarter ended March 31, 2007. The increase was primarily due to $36.0 million growth in average interest earning assets from the 1st quarter 2007 to the 1st quarter 2008, partially offset by a decline in the average yield on interest earning assets. Gross interest income increased 10.1% and interest expense increased 7.4%, resulting in a 13.4% increase in net interest income for the 1st quarter of 2008 compared to the prior year quarter.
Reductions in the Federal Funds rate, the prime rate and other market indices resulted in a decrease in both asset yields and funding costs. The yield on interest earning assets decreased 36 basis points (bp) to 6.77% in the 1st quarter of 2008, from 7.13% in the 1st quarter of 2007, due to lower interest rates on new loan originations and downward repricing on existing adjustable rate loans. The cost of interest bearing liabilities decreased 41bp to 3.96% in the 1st quarter of 2008, from 4.37% in the 1st quarter of 2007, due to lower borrowing costs and reduced pricing on deposit accounts. Net interest margin decreased 6bp to 3.18% in the 1st quarter of 2008 compared to 3.24% in the 1st quarter of 2007, primarily as a result of an increase in nonaccrual loans.
Noninterest income
Noninterest income totaled $184,000 for the quarter ended March 31, 2008, compared to $200,000 in the prior year quarter. The decrease in noninterest income was primarily due to lower mortgage loan originations in the current year quarter, which resulted in lower net gains on sales of loans, partially offset by a $23,000 gain recognized on the redemption of VISA, Inc. shares.
Provision for loan losses
Provisions for loan losses are provided in relation to loan growth, portfolio composition, current economic conditions and trends, and ascertainable credit risk information available. The provision totaled $224,000 in the three months ended March 31, 2008 compared to $35,000 for the same period in 2007. The increase in the provision was due to an increase in nonperforming loans and loan charge-offs. Nonperforming loans increased $1.1 million and totaled $1.6 million, or 0.71% of total loans, at March 31, 2008 compared to $488,000, or 0.21% of total loans, at December 31, 2007. The increase in nonperforming loans was due to three multi-family loans to one borrower, totaling $1.3 million and secured by apartment buildings in the Columbus, Ohio area, which were past due and nonaccrual at March 31, 2008. For the quarter ended March 31, 2008, CFBank had net charge-offs of $179,000, or 0.32% on an annualized basis of average loans, that were principally related to one home equity line of credit on property located outside of our market area.
The ratio of the allowance for loan losses to total loans was 1.20% at March 31, 2008 compared to 1.15% at December 31, 2007. The company stated that it believes that the allowance for loan losses is adequate to absorb probable incurred credit losses in the loan portfolio at March 31, 2008; however, future additions to the allowance may be necessary based on factors such as changes in client business performance, economic conditions, and sudden changes in real estate values. Management continues to diligently monitor credit quality in the existing portfolio and analyzes potential loan opportunities carefully in order to manage credit risk.
Noninterest expense
Noninterest expense in the 1st quarter of 2008 totaled $1,839,000 and was comparable to $1,852,000 in the prior year quarter. The ratio of noninterest expense to average assets improved to 2.67% in the 1st quarter of 2008 compared to 3.11% in the prior year quarter due to growth in total assets over the last 12-month period.
Balance sheet activity
Assets totaled $276.4 million at March 31, 2008, a decrease of $3.2 million, or 1.1%, from $279.6 million at December 31, 2007. The decline was primarily due to a decrease in commercial real estate loan balances.
Net loans totaled $224.7 million at March 31, 2008 and decreased $5.8 million, or 2.5%, from $230.5 million at December 31, 2007. Commercial, commercial real estate and multi-family loans totaled $169.6 million at March 31, 2008 and decreased $4.3 million, or 2.5%, from $173.9 million at December 31, 2007. The decrease was due to loan payoffs primarily in the commercial real estate loan portfolio. Consumer loans decreased $1.3 million and totaled $26.9 million at March 31, 2008 compared to $28.2 million at December 31, 2007. The decrease was primarily due to repayments on auto loans and home equity lines of credit. Mortgage loans totaled $30.9 million at March 31, 2008, a decrease of $54,000 from $31.0 million at December 31, 2007.
Deposits totaled $186.4 million at March 31, 2008 and decreased $8.0 million, or 4.1%, from $194.3 million at December 31, 2007. Certificate of deposit accounts decreased $8.1 million, which included $6.7 million in brokered accounts where CFBank exercised its call option. These callable accounts, which had an average cost of 5.50%, were replaced at lower current market funding rates at an annual cost savings of approximately $133,000. Money market account balances increased $370,000, traditional savings account balances increased by $355,000 and interest bearing checking account balances decreased $611,000 during the quarter.
FHLB advances totaled $55.2 million at March 31, 2008 and increased $5.7 million, or 11.5%, compared to $49.5 million at December 31, 2007. FHLB advances were used to fund the decrease in deposits.
Shareholders’ equity totaled $27.6 million at March 31, 2008 and increased $172,000, or 0.6%, compared to $27.4 million at December 31, 2007. The increase in equity was due to current quarter net income and an increase in the market value of securities, offset by dividends to shareholders.
About Central Federal Corporation and CFBank
Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank has four full-service banking offices in Fairlawn, Calcutta, Wellsville and Worthington, Ohio. Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com.
Forward-Looking Information
Certain statements contained in this earnings release which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying those statements. Forward-looking statements involve risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors such as inflation rates, recessionary or expansive trends, and taxes; (ii) competitive pressures; (iii) fluctuations in interest rates; (iv) the level of defaults and prepayments on loans made by CFBank; (v) unanticipated litigation, claims or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes. Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.

Consolidated Statements of Operations	Three months ended
($ in thousands, except share data)	March 31,
(unaudited)	2008	2007	% change
Total interest income	$4,359	$3,958	10%
Total interest expense	2,315	2,156	7%

Net interest income	2,044	1,802	13%

Provision for loan losses	224	35	n/m

Net interest income after provision for loan losses	1,820	1,767	3%

Noninterest income
Service charges on deposit accounts	82	57	44%
Net gain on sales of loans	36	75	-52%
Net gain on sale of securities	23	—	n/m
Other	43	68	-37%

Noninterest income	184	200	-8%

Noninterest expense
Salaries and employee benefits	1,048	1,063	-1%
Occupancy and equipment	106	119	-11%
Data processing	145	134	8%
Franchise taxes	82	69	19%
Professional fees	70	88	-20%
Director fees	34	37	-8%
Postage, printing and supplies	51	51	0%
Advertising and promotion	12	24	-50%
Telephone	22	29	-24%
Loan expenses	7	5	40%
Foreclosed assets, net	(1)	6	n/m
Depreciation	175	143	22%
Other	88	84	5%

Noninterest expense	1,839	1,852	-1%

Income before income taxes	165	115	43%
Income tax expense	41	30	37%

Net income	$124	$85	46%

Share Data
Basic earnings per share	$0.03	$0.02
Diluted earnings per share	$0.03	$0.02
Cash dividends per share	$0.05	$0.09
Average shares outstanding — basic	4,429,487	4,532,596
Average shares outstanding — diluted	4,429,913	4,532,638

n/m — not meaningful

Consolidated Statements of Financial Condition
($ in thousands)	March 31,	December 31,	September 30,	June 30,	March 31,
(unaudited)	2008	2007	2007	2007	2007
Assets
Cash and cash equivalents	$6,914	$3,894	$3,559	$3,370	$4,278
Securities available for sale	27,607	28,398	28,927	30,770	30,519
Loans held for sale	1,965	457	721	795	1,029
Loans
Mortgages	30,944	30,998	30,618	29,569	29,508
Commercial, commercial real estate and multi-family	169,649	173,916	164,740	150,709	132,606
Consumer	26,884	28,245	28,885	30,828	30,491

Total loans	227,477	233,159	224,243	211,106	192,605
Less allowance for loan losses	(2,729)	(2,684)	(2,584)	(2,272)	(2,150)

Loans, net	224,748	230,475	221,659	208,834	190,455
Federal Home Loan Bank stock	2,054	1,963	1,963	1,963	1,963
Loan servicing rights	146	157	172	183	197
Foreclosed assets, net	—	86	109	262	—
Premises and equipment, net	5,544	5,717	5,834	5,835	4,535
Bank owned life insurance	3,798	3,769	3,742	3,710	3,678
Deferred tax asset	1,777	1,995	2,181	2,036	1,958
Accrued interest receivable and other assets	1,841	2,671	2,391	2,162	2,120

	$276,394	$279,582	$271,258	$259,920	$240,732

Liabilities and Shareholders’ Equity
Deposits
Noninterest bearing	$12,166	$12,151	$12,040	$11,505	$9,872
Interest bearing	174,192	182,157	174,450	165,612	155,647

Total deposits	186,358	194,308	186,490	177,117	165,519
Federal Home Loan Bank advances	55,150	49,450	50,175	48,045	38,170
Advances by borrowers for taxes and insurance	71	154	85	100	79
Accrued interest payable and other liabilities	2,109	3,136	2,274	2,007	2,946
Subordinated debentures	5,155	5,155	5,155	5,155	5,155

Total liabilities	248,843	252,203	244,179	232,424	211,869

Shareholders’ equity	27,551	27,379	27,079	27,496	28,863

	$276,394	$279,582	$271,258	$259,920	$240,732

Consolidated Financial Highlights	At or for the three months ended
($ in thousands except per share data)	March 31,	December 31,	September 30,	June 30,	March 31,
(unaudited)	2008	2007	2007	2007	2007
Earnings
Net interest income	$2,044	$2,100	$1,981	$1,845	$1,802
Provision for loan losses	$224	$104	$293	$107	$35
Noninterest income	$184	$149	$164	$215	$200
Noninterest expense	$1,839	$1,721	$2,588	$1,836	$1,852
Net income (loss)	$124	$297	$(483)	$84	$85
Basic earnings (loss) per share	$0.03	$0.07	$(0.11)	$0.02	$0.02
Diluted earnings (loss) per share	$0.03	$0.07	$(0.11)	$0.02	$0.02

Performance Ratios (annualized)
Return on average assets	0.18%	0.43%	(0.72%)	0.13%	0.14%
Return on average equity	1.79%	4.34%	(7.04%)	1.18%	1.17%
Average yield on interest-earning assets	6.77%	7.27%	7.38%	7.11%	7.13%
Average rate paid on interest-bearing liabilities	3.96%	4.46%	4.68%	4.48%	4.37%
Average interest rate spread	2.81%	2.81%	2.70%	2.64%	2.75%
Net interest margin, fully taxable equivalent	3.18%	3.24%	3.15%	3.12%	3.24%
Efficiency ratio	83.40%	76.52%	120.65%	89.13%	92.51%
Noninterest expense to average assets	2.67%	2.48%	3.84%	2.90%	3.11%

Capital
Equity to total assets at end of period	9.97%	9.79%	9.98%	10.58%	11.99%
Tangible equity to tangible assets	9.97%	9.79%	9.98%	10.58%	11.99%
Book value per share	$6.17	$6.17	$6.11	$6.20	$6.33
Tangible book value per share	$6.17	$6.17	$6.11	$6.20	$6.33
Period-end market value per share	$4.50	$3.86	$5.48	$7.00	$6.90
Dividends declared per common share	$0.05	$0.05	$0.05	$0.09	$0.09
Period-end common shares outstanding	4,467,662	4,434,787	4,434,787	4,434,787	4,559,787
Average basic shares outstanding	4,429,487	4,421,255	4,417,040	4,501,889	4,532,596
Average diluted shares outstanding	4,429,913	4,421,255	4,417,040	4,501,889	4,532,638

Asset Quality
Nonperforming loans	$1,623	$488	$196	$168	$296
Nonperforming loans to total loans	0.71%	0.21%	0.09%	0.08%	0.15%
Nonperforming assets to total assets	0.59%	0.21%	0.11%	0.17%	0.12%
Allowance for loan losses to total loans	1.20%	1.15%	1.15%	1.08%	1.12%
Allowance for loan losses to nonperforming loans	168.15%	550.00%	1318.37%	1352.38%	726.35%
Net charge-offs (recoveries)	$179	$3	$(18)	$(16)	$(5)
Annualized net charge-offs (recoveries) to average loans	0.32%	0.01%	-0.03%	-0.03%	-0.01%

Average Balances
Loans	$226,893	$227,943	$218,917	$201,737	$187,684
Assets	$275,811	$277,094	$269,763	$253,579	$237,906
Shareholders’ equity	$27,677	$27,363	$27,453	$28,378	$29,013